Exhibit 99.1

CommScope Reports Fourth Quarter and Full Year 2018 Results

•	Fourth Quarter 2018 Performance
o	Sales of $1.06 billion
o	GAAP operating income of $49 million
o	Non-GAAP adjusted operating income (excluding special items) of $179 million
o	GAAP net loss of $(0.12) per share
o	Non-GAAP adjusted EPS (excluding special items) increased 9% year over year to $0.51 per diluted share
•	Full Year 2018 Performance
o	Sales of $4.57 billion
o	GAAP operating income of $450 million
o	Non-GAAP adjusted operating income (excluding special items) of $838 million
o	GAAP net income of $0.72 per diluted share
o	Non-GAAP adjusted EPS (excluding special items) increased 6% to $2.27 per diluted share

HICKORY, NC, February 21, 2019 — CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.06 billion and a net loss of $(23) million, or $(0.12) per share, for the quarter ended December 31, 2018.

Non-GAAP adjusted net income for the fourth quarter of 2018 was $100 million, or $0.51 per diluted share. In the quarter, the company benefited from the positive impact of a lower than expected adjusted effective tax rate.  The favorable tax rate in the quarter was primarily due to the lower U.S. federal tax rate, the favorable jurisdictional mix of pretax earnings and the positive impact of new IRS regulations that were released in the fourth quarter of 2018. A reconciliation of reported GAAP results to non-GAAP results is attached.

In comparison, for the quarter ended December 31, 2017, CommScope reported sales of $1.12 billion and net income of $54 million, or $0.27 per diluted share. Non-GAAP adjusted net income for the fourth quarter of 2017 was $91 million, or $0.47 per diluted share.

“We are pleased to deliver fourth-quarter results at the high end of our expectations.  Our positive results reflected stronger than anticipated sales volumes and favorable product and geographic mix, as well as our ongoing cost reduction initiatives,” said President and Chief Executive Officer Eddie Edwards.

“While we continue to expect near-term challenges, we remain focused on closing the acquisition of ARRIS and are excited about the value creation potential of this highly strategic combination.  Our strong market positioning, excellent customer relationships and differentiated solutions and services will be immediately strengthened with the ARRIS acquisition. We are also confident that it will further enable CommScope to capitalize on industry trends including network convergence, fiber and mobility everywhere, 5G and Internet of Things.  We expect the combined company to drive profitable growth in new markets and shape the future of wired and wireless communications while delivering enhanced value to shareholders for years to come.”

Fourth Quarter 2018 Overview

Fourth quarter 2018 sales decreased 6% year over year.  Excluding the impact of unfavorable foreign exchange rate changes, sales declined 4%. Modest growth in the U.S. was more than offset by declines in international regions, most notably in the Asia-Pacific (APAC) region and to a lesser extent the Europe, Middle East and Africa (EMEA) region.

GAAP operating income in the fourth quarter of 2018 was $49 million.  Operating income in both segments was affected by the previously disclosed impact of the termination of a significant U.S. defined benefit plan, a foreign exchange loss due to the liquidation of a foreign subsidiary and the impairment of an equity investment in a privately-held company.

Non-GAAP adjusted operating income, which excludes amortization of purchased intangibles, integration and transaction costs, restructuring costs and other special items, declined 9% year over year to $179 million. The decreases in operating income and non-GAAP adjusted operating income were primarily driven by lower sales volumes and selling prices, partially offset by favorable product and geographic sales mix.

Fourth quarter Connectivity Solutions segment sales decreased 4% year over year to $667 million. Excluding the impact of unfavorable foreign exchange rate changes, sales declined 2%. Stable results in the U.S. were more than offset by declines in the APAC and EMEA regions.

Connectivity Solutions GAAP operating income was $38 million.  Non-GAAP adjusted operating income decreased 2% year over year to $123 million. Both GAAP and non-GAAP adjusted operating income declined year over year primarily due to lower selling prices and the impact of foreign exchange rate changes partially offset by a favorable product and geographic sales mix.

Fourth quarter Mobility Solutions segment sales decreased 8% year over year to $391 million.  Excluding the impact of unfavorable foreign exchange rate changes, sales declined 6%. Year-over-year growth in the U.S. was more than offset by declines in the APAC and EMEA regions.

Mobility Solutions GAAP operating income was $11 million.  Non-GAAP adjusted operating income decreased 23% year over year to $56 million. Both GAAP and non-GAAP adjusted operating income were primarily impacted by lower sales volumes and selling prices, partially offset by favorable product and geographic sales mix.

Calendar Year 2018 Overview

For 2018, sales were essentially flat at $4.57 billion.  Growth in the U.S. and EMEA regions was offset by declines in the APAC and Latin America regions.

GAAP operating income was $450 million and non-GAAP adjusted operating income declined 4% to $838 million versus prior year results.  The decline was primarily due to lower selling prices, the unfavorable impact from foreign exchange rate changes and higher material costs. These declines were partially offset by favorable product and geographic sales mix, higher sales volumes and cost reduction initiatives.

Connectivity Solutions segment sales were essentially flat at $2.81 billion.  Sales increases in the U.S. and EMEA regions were offset by a decline in the APAC region.

Connectivity Solutions GAAP operating income was $272 million. Non-GAAP adjusted operating income for the segment was stable at $522 million, or 19% of sales. Both GAAP and non-GAAP adjusted operating income were impacted by lower selling prices, higher material costs and the unfavorable impact from foreign exchange rate changes. These unfavorable impacts were partially offset by cost reduction initiatives and higher sales volumes.

Mobility Solutions segment sales were essentially stable at $1.76 billion. Growth in the U.S. and the EMEA regions was offset by a decline in the APAC region.

Mobility Solutions GAAP operating income was $178 million. Non-GAAP adjusted operating income for the segment decreased by 11% to $316 million, or 18% of sales. The decline was largely due to lower selling prices and the impact of unfavorable foreign exchange rate changes.  The decrease was partially offset by favorable product and geographic sales mix and higher sales volumes.

Update on Proposed ARRIS Acquisition

In the first quarter of 2019, CommScope raised an incremental $7.0 billion to fund its proposed acquisition of ARRIS.  The incremental debt is comprised of:

•	A $3.2 billion 7-year senior secured term loan with an interest rate of LIBOR plus 3.25%;
•	$1.25 billion of 5-year senior secured notes at 5.5%;
•	$1.5 billion of 7-year senior secured notes at 6.0%; and
•	$1.0 billion of 8-year senior unsecured notes at 8.25%.

The debt financing, in addition to the $1.0 billion convertible preferred equity investment by The Carlyle Group, a global alternative asset manager, and cash on hand, will provide the funding necessary to close the ARRIS acquisition.

The company continues to make strong progress toward completing the transaction, including the expiration of the waiting period in the U.S. under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the approval of the proposed transaction by ARRIS shareholders at a special general meeting of shareholders.

The transaction remains on track to close in the first half of 2019 and is expected to enhance shareholder value and customer benefits.  We believe the combined company will:

•

Be positioned to Capitalize on Positive Industry Trends: The combined company will be well positioned to benefit from key industry trends by combining best-in-class capabilities in network access technology and infrastructure and creating end-to-end and comprehensive solutions.

•

Unlock Significant, High Growth Segments and Increases Product Addressable Market: The company expects to more than double its total product addressable market to more than $60 billion, with a unique set of complementary assets and capabilities.

•

Expand Product Offerings and R&D Capabilities to Meet Diversified Customer Base: CommScope and ARRIS will share strong technical expertise with approximately 15,000 patents and approximately $800 million in average annual research and development investments. With a stronger global footprint, the combined company is expected to serve customers across more than 150 countries.

•

Have a Strong Financial Profile with Cost Savings Opportunities: As a result of the combined company’s increased scale, CommScope expects to generate nearly $1 billion in cash flow from operations in the first full year after closing.  Additionally, the company expects to achieve annual run-rate cost savings of at least $150 million within three years post-close, with synergies of approximately $60 million expected to be realized in the first full year after closing and approximately $125 million expected to be realized in the second year after closing, driven from synergies primarily in direct procurement and SG&A.

•

Significantly Accretive to CommScope’s Earnings: The transaction is expected to be more than 30% accretive to CommScope’s adjusted earnings per share by the end of the first full year after closing, excluding purchase accounting charges, transition costs and other special items.

Outlook

“We continue to expect modest growth and relatively stable year-over-year results in 2019,“ said Executive Vice President and Chief Financial Officer Alex Pease.  “Our cost reduction initiatives aim to offset lower than expected spending from North American service providers due to factors that include merger-related dynamics, the timing of certain large projects and the competitive landscape. At the same time, we are continuing to invest in R&D to position the company to capitalize on opportunities that are expected to emerge as market conditions improve.  We are also working diligently to prepare for the integration of the ARRIS acquisition. We believe these actions will continue to strengthen CommScope for success over the longer term and enable the company to achieve its full potential.”

CommScope management provided the following first quarter and full year 2019 guidance for standalone CommScope.

First Quarter 2019 Guidance:

•	Revenue of $1.055 billion – $1.105 billion
•	Operating income of $91 million – $113 million
•	Non-GAAP adjusted operating income of $167 million – $192 million
•	Non-GAAP adjusted effective tax rate of approximately 30% – 31%
•	Earnings per share of $0.10 – $0.13, based on 196 million weighted average diluted shares
•	Non-GAAP adjusted earnings per diluted share of $0.41 – $0.46, based on 196 million weighted average diluted shares

Full Year 2019 Guidance:

•	Revenue of $4.505 billion – $4.655 billion
•	Operating income of $516 million – $563 million
•	Non-GAAP adjusted operating income of $805 million – $855 million
•	Non-GAAP adjusted effective tax rate of 30% – 31%
•	Earnings per diluted share of $0.92 – $1.03, based on 196 million weighted average diluted shares
•	Non-GAAP adjusted earnings per diluted share of $2.10 – $2.25, based on 196 million weighted average diluted shares
•	Cash flow from operations of more than $500 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss fourth quarter and full year 2018 results and 2019 guidance. The conference call will also be webcast.

To participate in the conference call, dial +1 844-397-6169 (U.S. and Canada only) or +1 478-219-0508. The conference identification number is 4356719. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope's Investor Relations page.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

END

About CommScope

CommScope (NASDAQ: COMM) helps design, build and manage wired and wireless networks around the world. As a communications infrastructure leader, we shape the always-on networks of tomorrow. For more than 40 years, our global team of more than 20,000 employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at http://www.commscope.com/

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Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568

publicrelations@commscope.com

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms non-GAAP adjusted operating income, non-GAAP adjusted EBITDA, non-GAAP adjusted net income, non-GAAP adjusted earnings per share, non-GAAP effective tax rate, and adjusted free cash flow may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plan,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such language. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, risks related to the ARRIS acquisition, including that such transaction may not occur, our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information technology systems and to implement major systems initiatives successfully; cyber-security incidents, including data security breaches, ransomware or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity or that of contract manufacturers may be insufficient to meet customer demand or quality standards; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw materials and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans requiring plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; the impact of Brexit; changes in the laws and policies in the United States affecting trade, including recently enacted tariffs on imports from China, as well as the risk and uncertainty related to other potential tariffs or a potential global trade war that may impact our products; costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation; risks associated with stockholder activism, which could cause us to incur significant expense, hinder execution of our business strategy and impact the trading value of our securities; and other factors beyond our control. These and other factors are discussed in greater detail in our 2018 Annual Report on Form 10-K.

Such forward-looking statements are also subject to additional risks and uncertainties related to ARRIS’ business and the proposed acquisition, many of which are outside of our and/or ARRIS’ control, including, without limitation: failure to obtain applicable regulatory approvals in a timely manner, on acceptable terms or at all, or to satisfy the other closing conditions to the proposed acquisition; the risk that we will be required to pay a reverse break fee under the related acquisition agreement; the risk that we will not successfully integrate ARRIS or that we will not realize estimated cost savings, synergies, growth or other anticipated benefits, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration; the potential impact of announcement or consummation of the acquisition on relationships with third parties, including customers, employees and competitors; failure to manage potential conflicts of interest between or among customers; integration of information technology systems; conditions in the credit markets that could impact the costs associated with financing the acquisition; the possibility that competing offers will be made; and other factors beyond our and/or ARRIS’ control.

Although the information contained in this press release represents our best judgment as of the date hereof based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this release, except as otherwise may be required by law.

(tables to follow)

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited -- In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$1,057,729	$1,120,432	$4,568,507	$4,560,582
Operating costs and expenses:
Cost of sales	676,029	706,805	2,880,223	2,792,779
Selling, general and administrative	184,714	190,973	729,032	795,381
Research and development	43,260	45,044	185,696	185,612
Amortization of purchased intangible assets	65,110	68,099	264,563	270,989
Restructuring costs, net	24,287	19,261	44,025	43,782
Asset impairments	15,000	—	15,000	—
Total operating costs and expenses	1,008,400	1,030,182	4,118,539	4,088,543
Operating income	49,329	90,250	449,968	472,039
Other expense, net	(39,766)	(221)	(44,256)	(9,469)
Interest expense	(55,362)	(64,290)	(242,017)	(257,059)
Interest income	1,644	437	7,017	4,221
Income (loss) before income taxes	(44,155)	26,176	170,712	209,732
Income tax (expense) benefit	20,872	27,405	(30,495)	(15,968)
Net income (loss)	$(23,283)	$53,581	$140,217	$193,764

Earnings (loss) per share:
Basic	$(0.12)	$0.28	$0.73	$1.01
Diluted (a)	$(0.12)	$0.27	$0.72	$0.98

Weighted average shares outstanding:
Basic	192,456	190,826	192,022	192,430
Diluted (a)	192,456	195,074	195,332	196,811

(a) Calculation of diluted earnings per share:
Net income (loss) (basic and diluted)	$(23,283)	$53,581	$140,217	$193,764

Weighted average shares (basic)	192,456	190,826	192,022	192,430
Dilutive effect of stock awards	—	4,248	3,310	4,381
Denominator (diluted)	192,456	195,074	195,332	196,811

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$458,195	$453,977
Accounts receivable, less allowance for doubtful accounts of $17,398 and $13,976, respectively	810,359	898,829
Inventories, net	473,327	444,941
Prepaid expenses and other current assets	135,944	146,112
Total current assets	1,877,825	1,943,859
Property, plant and equipment, net of accumulated depreciation of $437,713 and $390,389, respectively	450,861	467,289
Goodwill	2,852,309	2,886,630
Other intangible assets, net	1,351,990	1,636,084
Other noncurrent assets	97,555	107,804
Total assets	$6,630,540	$7,041,666
Liabilities and Stockholders' Equity
Accounts payable	$399,237	$436,737
Other accrued liabilities	291,385	286,980
Total current liabilities	690,622	723,717
Long-term debt	3,985,904	4,369,401
Deferred income taxes	83,341	134,241
Pension and other postretirement benefit liabilities	16,843	25,140
Other noncurrent liabilities	97,062	141,341
Total liabilities	4,873,772	5,393,840
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value: Authorized shares: 200,000,000;
Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000;
Issued and outstanding shares: 192,376,255 and 190,906,110,
respectively	1,991	1,972
Additional paid-in capital	2,385,082	2,334,071
Retained earnings (accumulated deficit)	(249,777)	(395,998)
Accumulated other comprehensive loss	(159,205)	(86,603)
Treasury stock, at cost: 6,744,082 shares and 6,336,144 shares,
respectively	(221,323)	(205,616)
Total stockholders' equity	1,756,768	1,647,826
Total liabilities and stockholders' equity	$6,630,540	$7,041,666

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.
Consolidated Statements of Cash Flows
(Unaudited -- In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating Activities:
Net income (loss)	$(23,283)	$53,581	$140,217	$193,764
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	84,829	95,469	357,458	378,012
Equity-based compensation	11,176	10,278	44,899	41,850
Deferred income taxes	(16,631)	(51,499)	(49,247)	(71,475)
Asset impairments	15,000	—	15,000	—
Changes in assets and liabilities:
Accounts receivable	88,607	37,691	65,070	96,745
Inventories	17,342	41,868	(48,456)	53,658
Prepaid expenses and other current assets	(15,361)	21,188	998	(1,273)
Accounts payable and other accrued liabilities	(66,731)	9,785	(790)	(154,691)
Other noncurrent liabilities	(951)	28,673	(54,615)	14,644
Other noncurrent assets	12,204	(8,197)	(8,004)	(8,418)
Other	26,059	12,044	31,614	43,470
Net cash generated by operating activities	132,260	250,881	494,144	586,286
Investing Activities:
Additions to property, plant and equipment	(26,899)	(17,569)	(82,347)	(68,721)
Proceeds from sale of property, plant and equipment	193	408	12,908	5,424
Cash paid for acquisitions, including purchase price adjustments, net of cash acquired	—	—	—	(105,249)
Proceeds from sale of businesses and long-term investments	—	—	—	9,898
Proceeds (payments) upon settlement of net investment hedge	3,803	(7,558)	5,134	(7,558)
Net cash used in investing activities	(22,903)	(24,719)	(64,305)	(166,206)
Financing Activities:
Long-term debt repaid	—	(185,000)	(550,000)	(990,379)
Long-term debt proceeds	—	—	150,000	780,379
Debt issuance and modification costs	—	—	—	(8,363)
Debt extinguishment costs	—	—	—	(14,800)
Cash paid for repurchase of common stock	—	—	—	(175,000)
Proceeds from the issuance of common shares under equity-based compensation plans	1,142	1,146	6,130	9,949
Tax withholding payments for vested equity-based compensation awards	(115)	(449)	(15,707)	(15,405)
Net cash generated by (used in) financing activities	1,027	(184,303)	(409,577)	(413,619)
Effect of exchange rate changes on cash and cash equivalents	(4,586)	876	(16,044)	19,288
Change in cash and cash equivalents	105,798	42,735	4,218	25,749
Cash and cash equivalents at beginning of period	352,397	411,242	453,977	428,228
Cash and cash equivalents at end of period	$458,195	$453,977	$458,195	$453,977

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating income, as reported	$49.3	$90.3	$450.0	$472.0
Adjustments:
Amortization of purchased intangible assets	65.1	68.1	264.6	271.0
Restructuring costs, net	24.3	19.3	44.0	43.8
Equity-based compensation	11.2	10.3	44.9	41.9
Asset impairments	15.0	—	15.0	—
Integration and transaction costs	14.3	9.8	19.5	48.0
Total adjustments to operating income	129.9	107.5	388.0	404.7
Non-GAAP adjusted operating income	$179.2	$197.7	$838.0	$876.7
Income (loss) before income taxes, as reported	$(44.2)	$26.2	$170.7	$209.7
Income tax (expense) benefit, as reported	20.9	27.4	(30.5)	(16.0)
Net income (loss), as reported	$(23.3)	$53.6	$140.2	$193.8
Adjustments:
Total pretax adjustments to operating income	129.9	107.5	388.0	404.7
Pretax amortization of deferred financing costs & OID (1)	2.3	6.6	17.3	25.4
Pretax pension and postretirement benefit plan terminations (2)	25.0	—	25.0	—
Pretax foreign currency loss on entity liquidation (2)	14.0	—	14.0	—
Pretax loss on debt transactions (2)	—	—	—	16.0
Pretax net investment gains (2)	—	—	—	(9.0)
Tax effects of adjustments and other tax items (3)	(48.1)	(76.6)	(142.0)	(210.5)
Non-GAAP adjusted net income	$99.8	$91.1	$442.5	$420.4
Diluted EPS, as reported	$(0.12)	$0.27	$0.72	$0.98
Non-GAAP adjusted diluted EPS	$0.51	$0.47	$2.27	$2.14

(1) Included in interest expense.
(2) Included in other expense, net.

(3) The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect. Given the complexities of the U.S. tax legislation enacted in late 2017, we applied a non-GAAP effective tax rate of 35% for the fourth quarter 2017, consistent with the adjusted rate in prior quarters in 2017.

Note: Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Sales by Region
(Unaudited -- In millions)

Sales by Region
			% Change
	Q4 2018	Q4 2017	YOY
United States	$564.1	$561.9	0.4%
Europe, Middle East and Africa	224.3	243.9	(8.0)
Asia Pacific	184.5	224.0	(17.6)
Caribbean and Latin America	65.8	68.5	(3.9)
Canada	19.0	22.1	(14.0)
Total Net Sales	$1,057.7	$1,120.4	(5.6)%

Sales by Region
			% Change
	Full Year 2018	Full Year 2017	YOY
United States	$2,539.2	$2,449.4	3.7%
Europe, Middle East and Africa	963.0	942.5	2.2
Asia Pacific	735.6	828.3	(11.2)
Caribbean and Latin America	242.9	245.6	(1.1)
Canada	87.8	94.8	(7.4)
Total Net Sales	$4,568.5	$4,560.6	0.2%

CommScope Holding Company, Inc.
Segment Information
(Unaudited -- In millions)

Sales by Segment
				% Change
	Q4 2018	Q3 2018	Q4 2017	Sequential	YOY
Connectivity Solutions	$666.9	$731.7	$693.8	(8.9)%	(3.9)%
Mobility Solutions	390.8	418.7	426.6	(6.7)%	(8.4)%
Total Net Sales	$1,057.7	$1,150.4	$1,120.4	(8.1)%	(5.6)%

Non-GAAP Adjusted Operating Income by Segment
				% Change
	Q4 2018	Q3 2018	Q4 2017	Sequential	YOY
Connectivity Solutions	$122.8	$147.4	$124.7	(16.7)%	(1.5)%
Mobility Solutions	56.4	71.6	73.0	(21.2)%	(22.7)%
Total Non-GAAP Adjusted Operating Income	$179.2	$219.0	$197.7	(18.2)%	(9.4)%

Sales by Segment
			% Change
	2018	2017	YOY
Connectivity Solutions	$2,812.7	$2,809.8	0.1%
Mobility Solutions	1,755.8	1,750.8	0.3%
Total Net Sales	$4,568.5	$4,560.6	0.2%

Non-GAAP Adjusted Operating Income by Segment
			% Change
	2018	2017	YOY
Connectivity Solutions	$521.8	$523.3	(0.3)%
Mobility Solutions	316.2	353.4	(10.5)%
Total Non-GAAP Adjusted Operating Income	$838.0	$876.7	(4.4)%

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment
(Unaudited -- In millions)

Year Ended December 31, 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$271.9	$178.1	$450.0
Amortization of purchased intangible assets	178.6	86.0	264.6
Restructuring costs, net	24.2	19.8	44.0
Equity-based compensation	27.3	17.6	44.9
Asset impairments	7.5	7.5	15.0
Integration and transaction costs	12.3	7.3	19.5
Non-GAAP adjusted operating income	$521.8	$316.2	$838.0
Non-GAAP adjusted operating margin %	18.6%	18.0%	18.3%

Year Ended December 31, 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$239.0	$233.0	$472.0
Amortization of purchased intangible assets	175.5	95.5	271.0
Restructuring costs, net	36.6	7.2	43.8
Equity-based compensation	24.4	17.5	41.9
Integration and transaction costs	47.9	0.2	48.0
Non-GAAP adjusted operating income	$523.3	$353.4	$876.7
Non-GAAP adjusted operating margin %	18.6%	20.2%	19.2%

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment
(Unaudited -- In millions)

Fourth Quarter 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$38.5	$10.9	$49.3
Amortization of purchased intangible assets	43.7	21.4	65.1
Restructuring costs, net	17.6	6.7	24.3
Equity-based compensation	6.8	4.4	11.2
Asset impairments	7.5	7.5	15.0
Integration and transaction costs	8.7	5.6	14.3
Non-GAAP adjusted operating income	$122.8	$56.4	$179.2
Non-GAAP adjusted operating margin %	18.4%	14.4%	16.9%

Third Quarter 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$94.9	$37.3	$132.2
Amortization of purchased intangible assets	44.4	21.4	65.8
Restructuring costs, net	(0.4)	7.5	7.1
Equity-based compensation	6.9	4.4	11.3
Integration and transaction costs	1.7	1.0	2.6
Non-GAAP adjusted operating income	$147.4	$71.6	$219.0
Non-GAAP adjusted operating margin %	20.1%	17.1%	19.0%

Fourth Quarter 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$47.5	$42.8	$90.3
Amortization of purchased intangible assets	44.8	23.3	68.1
Restructuring costs, net	16.6	2.6	19.3
Equity-based compensation	6.0	4.3	10.3
Integration and transaction costs	9.8	—	9.8
Non-GAAP adjusted operating income	$124.7	$73.0	$197.7
Non-GAAP adjusted operating margin %	18.0%	17.1%	17.6%

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Adjusted Free Cash Flow
(Unaudited -- In millions)

Adjusted Free Cash Flow

	Q4 2018	Q4 2017	Full Year 2018	Full Year 2017
Cash flow from operations	$132.3	$250.9	$494.1	$586.3
Integration and transaction costs	—	8.4	—	50.6
Capital expenditures	(26.9)	(17.6)	(82.3)	(68.7)
Adjusted Free Cash Flow	$105.4	$241.7	$411.8	$568.2

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Quarterly Adjusted Operating Income and Adjusted EBITDA
(Unaudited -- In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Operating income, as reported	$49.3	$132.2	$164.7	$103.7	$90.3
Amortization of purchased intangible assets	65.1	65.8	66.4	67.2	68.1
Restructuring costs, net	24.3	7.1	7.2	5.5	19.3
Equity-based compensation	11.2	11.3	11.8	10.5	10.3
Asset impairments	15.0	—	—	—	—
Integration and transaction costs	14.3	2.6	1.0	1.7	9.8
Non-GAAP adjusted operating income	$179.2	$219.0	$251.1	$188.6	$197.7
Non-GAAP adjusted operating margin %	16.9%	19.0%	20.3%	16.8%	17.6%
Depreciation	17.4	18.7	19.9	19.6	20.8
Non-GAAP adjusted EBITDA	$196.6	$237.8	$271.1	$208.1	$218.5

Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

Outlook
Three Months Ended
	March 31, 2019	Full Year 2019

Operating income	$91 - $113	$516 - $563
Adjustments:
Amortization of purchased intangible assets	$59	$235
Equity-based compensation	$10	$47
Restructuring costs, integration costs and other (1)	$7 - $10	$7 - $10
Total adjustments to operating income	$76 - $79	$289 - $292
Non-GAAP adjusted operating income	$167 - $192	$805 - $855

Diluted earnings per share	$0.10 - $0.13	$0.92 - $1.03
Adjustments (2):
Total adjustments to operating income	$0.31 - $0.33	$1.15 - $1.17
Debt-related costs and other special items (3)	$0.00 - $0.00	$0.03 - $0.05
Non-GAAP adjusted diluted earnings per share	$0.41 - $0.46	$2.10 - $2.25

(1) Reflects projections for restructuring costs, integration costs and other special items. Actual adjustments may vary from projections.

(2) The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.

(3) Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, net investment gains or losses and other tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.